Schedule 13G                                                         Page 1 of 5

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                           UNITED STATES OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)*


                           Ciphergen Biosystems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   17252Y 10 4
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                                 (CUSIP Number)

                                December 31, 2001
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /  Rule 13d-1(b)

/ /  Rule 13d-1(c)

/X/  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                         Page 2 of 5

CUSIP No.   17252Y 10 4
------------------------------------------------------------------------------------------------

     1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

        James L. Rathmann
------------------------------------------------------------------------------------------------

     2. Check the Appropriate Box if a Member of a Group (See Instructions)


          (a) / /


          (b) / /
------------------------------------------------------------------------------------------------


     3. SEC Use Only
------------------------------------------------------------------------------------------------


     4. Citizenship or Place of Organization United States of America
------------------------------------------------------------------------------------------------

                   5.    Sole Voting Power  54,400
Number of Shares   -----------------------------------------------------------------------------
Beneficially
Owned by Each      6.    Shared Voting Power  0
Reporting Person   -----------------------------------------------------------------------------
With
                   7.    Sole Dispositive Power  54,500
                   -----------------------------------------------------------------------------

                   8.    Shared Dispositive Power  2,235,431
------------------------------------------------------------------------------------------------
     9. Aggregate Amount Beneficially Owned by Each Reporting Person 2,289,831
------------------------------------------------------------------------------------------------
     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)
------------------------------------------------------------------------------------------------
     11. Percent of Class Represented by Amount in Row (9) 8.5%
------------------------------------------------------------------------------------------------
     12. Type of Reporting Person (See Instructions)

         JAMES L. RATHMANN - IN
------------------------------------------------------------------------------------------------

Schedule 13G                                                         Page 3 of 5

ITEM 1.
  (a)      Ciphergen Biosystems, Inc.
  (b)      6611 Dumbarton Circle, Fremont, CA  94555

ITEM 2.
  (a)      James L. Rathmann
  (b)      600 Dorset Road, Devon, PA  19333
  (c)      United States of America
  (d)      Common Stock
  (e)      17252Y 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 13D-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           Not Applicable.

ITEM 4.  OWNERSHIP
  (a)      Amount beneficially owned:  2,289,831 shares
  (b)      Percent of class:  8.5%
  (c)      Number of shares as to which the person has:

           (i)      Sole power to vote or to direct the vote:  54,400 shares

           (ii)     Shared power to vote or to direct the vote:  0

           (iii)    Sole power to dispose or to direct the disposition of:
                    54,400 shares
           (iv)     Shared power to dispose or to direct the disposition of:
                    2,235,431 shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.

Schedule 13G                                                         Page 4 of 5




ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

           Not Applicable.

ITEM 10.  CERTIFICATION

           Not Applicable.

Schedule 13G                                                         Page 5 of 5



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                              February 13, 2002
                                ----------------------------------------------
                                                      Date


                                             /s/ James L. Rathmann
                                ----------------------------------------------
                                                   Signature


                                             James L. Rathmann
                                ----------------------------------------------
                                                  Name